Exhibit 99.1

Standard Register

600 Albany St. · Dayton, OH 45408	NEWS RELEASE
937.221.1000 · 937.221.1486 (fax)
www.standardregister.com

News media contact:	Investor contact:
Lesley Sprigg · 937.221.1825	Robert J. Cestelli · 937.221.1304
lesley.sprigg@standardregister.com	robert.cestelli@standardregister.com

For Immediate Release

Standard Register to Close Middlebury, Vt. Plant

DAYTON, Ohio (January 26, 2006) – Standard Register (NYSE:SR) is taking steps to align its supply chain with market opportunities and customer needs.  Through careful study of product mix, capacity, geographic coverage and growth projections, the company determined that a realignment and consolidation of its current assets will allow Standard Register to be more responsive in meeting customer needs.

As part of this effort, the company announced today that it will close its facility in Middlebury, Vt. and transfer equipment and production operations to three other Standard Register plants in the U.S.  This redistribution of manufacturing assets will move production closer to customers’ locations and increase the company’s ability to serve their needs.

The Middlebury plant, which employs about 112 people, will continue to perform limited production through March 2007.  The facility has been in operation since 1965 and produces business forms.

Standard Register is providing all affected associates with severance and job-finding assistance to help them transition to other jobs.  Most associates will have the opportunity to apply for open positions at other Standard Register facilities, with relocation assistance.

The company is moving equipment from the Middlebury plant to its Murfreesboro, Tenn., York, Pa. and Fayetteville, Ark. facilities.  It operates 34 printing facilities and 22 warehouses in the U.S., as well as one document services facility in Mexico.

Standard Register is focused on opportunities to drive profitable growth to create superior value for associates, customers, shareholders and communities for the long term.

ABOUT STANDARD REGISTER

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate.  Relying on nearly a century of industry expertise, Lean Six Sigma methodologies and leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.  It offers document and label solutions, technology, consulting, and print supply chain services to help clients manage documents throughout their enterprises.  More information is available at www.standardregister.com.

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